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                                                                   EXHIBIT 23.1

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Sheffield Steel Corporation:

The audits referred to in our report dated June 27, 1997, included the related consolidated financial statement schedule as of April 30, 1996 and April 30, 1997, and for each of the years in the three year period ended April 30, 1997, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Historical Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Tulsa, Oklahoma
December 1, 1997